RESOLUTION IN LIEU OF STOCKHOLDERS MEETING



     THE  UNDERSIGNED, being the Stockholders of TOURPRO GOLF, INC., a Nevada

Corporation,  in  lieu  of  a Stockholders meeting,  hereby  consent  to  the following resolutions:



          RESOLVED, that the Corporation enter into an Agreement and Plan of Merger with MEGA MICRO TECHNOLOGIES GROUP (A copy of which is attached) with MEGA MICRO TECHNOLOGIES GROUP remaining as the surviving corporation, and be it

          FURTHER RESOLVED, that the Corporation officers are hereby authorized to execute any and all documents necessary to accomplish the merger.


DATED: April 27, 2000

                                   /s/ Anthony DeMint
                                   _________________________________
                                   ANTHONY N. DeMINT